AGREEMENT OF PURCHASE AND SALE

      RRC ACQUISITIONS, INC., a Florida corporation, hereinafter referred to as "Purchaser," agrees to purchase, and RREEF MA-II CAMBRIDGE SQUARE, INC., a Delaware corporation, hereinafter referred to as "Seller," agrees to sell, that certain improved real property, hereinafter referred to as the "Property," legally described on Exhibit A attached hereto and made a part hereof, commonly known as Cambridge Square Shopping Center, situated in the City of Atlanta, DeKalb County, Georgia, consisting of an approximately 68,500 square foot shopping center on approximately 9.46 acres of land, together with all rights, privileges, easements and appurtenances thereto.

     1. Purchase Price. The purchase price for the Property is Three Million Six Hundred Thousand Dollars ($3,600,000.00), payable in cash or by wire transfer of funds at Closing.

     2. Deposit. Within two (2) working days after the full execution hereof, Purchaser agrees to deposit the amount of Twenty Thousand Dollars ($20,000.00) (the "Initial Deposit") with Slutzky, Wolfe & Bailey, 2255 Cumberland Parkway, Building 1300, Atlanta, Georgia 30339, ("Escrow Holder") authorized agent for Chicago Title Insurance Company ("CTIC"), as earnest money to secure Purchaser's performance hereunder. If Purchaser notifies Seller pursuant to Paragraph 3 hereof that all matters are acceptable to it prior to the end of the Review Period (as hereinafter defined), then within two (2) working days after the expiration of the Review Period, Purchaser will deposit an additional Eighty Thousand Dollars ($80,000.00) with the Escrow Holder (the "Second Deposit"; hereinafter, the Initial Deposit and the Second Deposit are collectively referred to as the "Deposit"). If Purchaser fails to make the Initial Deposit by the required date, this Agreement will terminate without liability on the part of Seller or Purchaser. If Purchaser makes the Initial Deposit, but fails to make the Second Deposit by the required date, this Agreement will terminate without further liability on the part of Seller or Purchaser, (except for Purchaser's obligations pursuant to Paragraph 8.17 hereof), and the Initial Deposit will be paid to Seller as liquidated damages. If Purchaser makes both the Initial Deposit and the Second Deposit, but the transaction fails to close for any reason other than a default on the part of Seller or a failure of a condition precedent to Purchaser's obligations to close, this Agreement will terminate without liability on the part of Seller or Purchaser, (except for Purchaser's obligations pursuant to Paragraph 8.17 hereof), and the Deposit will be paid to Seller as liquidated damages. Escrow Holder will invest the Deposit as the installments are received in federally insured accounts or paper as directed by Purchaser. All interest payable with respect to the Deposit will be added to and become a part of the Deposit and will be payable to the party entitled to the Deposit hereunder. Prior to the expiration of the Review Period, Escrow Holder will return the Deposit to Purchaser at its sole demand, which demand must include a notice that Purchaser is terminating this Agreement pursuant to the provisions of Paragraph 3 hereof. Otherwise, the Escrow Holder will return the Deposit only upon a written joint order from Seller and Purchaser. Escrow Holder will not be liable for any action with respect to the Deposit taken in good faith, any such liability hereby being waived by Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser and Seller authorize and direct Escrow Holder to accept, comply

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with, and obey any and all writs, orders, judgments or decrees entered or issued by any court with or without jurisdiction. In the case Escrow Holder obeys or complies with any such writ, order, judgment or decree of any court, it will not be liable to any of the parties hereto or any other person by reason of such compliance. In case Escrow Holder is made a party defendant to any suit or proceedings regarding the Deposit, Purchaser and Seller, jointly and severally, agree to pay to Escrow Holder, upon demand, all costs, attorneys' fees, and expenses incurred with respect thereto. Seller and Purchaser hereby grant Escrow Holder a lien on the Deposit for any and all such costs, fees and expenses. If said costs, fees and expenses are not paid, Escrow Holder will have the right to reimburse itself out of the Deposit. The party at fault will reimburse the other party for all of the fees and expenses of the Escrow Holder deducted from the Deposit upon demand of the other party.

      3. Review of the Property. Within ten (10) days after full execution hereof, Seller will:

            3.1 subject to the provisions of Paragraph 8.17 hereof, provide Purchaser and its agents or consultants with access to the Property to inspect each and every part thereof to determine its present condition and to conduct such physical and environmental studies (including a mechanical and roof study) as it deems appropriate.

            3.2 deliver to Purchaser, all to the extent in the possession of Seller, a copy of any existing leases, service contracts, maintenance and all other contracts pertaining to the operation of the Property, copies of surveys and tax bills, and any notice of any statute or code, regulatory or insurance violation pertaining to the Property received by Seller or its agents since January 1, 1994 and any documents pertaining to the resolution thereof.

            3.3 to the extent in Seller's possession, provide Purchaser with any recent reports prepared by third party consultants regarding hazardous waste or substances and the physical condition of the Property.

Purchaser will have forty-five (45) days from the date that this Agreement is fully executed ("Review Period") to determine in its sole discretion whether all matters relating to the Property, including, without limitation, the title thereto, the physical condition thereof, the terms of the leases thereon and the fiscal feasibility of the purchase thereof, are acceptable to Purchaser. Purchaser will notify Seller prior to the expiration of the Review period whether all matters are acceptable to it. If Purchaser notifies Seller that all matters are not acceptable to it, this Agreement will terminate without liability on the part of Seller or Purchaser, other than Purchaser's indemnity contained in Paragraph 8.17 hereof, and the Deposit will be returned to Purchaser. If Purchaser notifies Seller that all matters are acceptable to it, Purchaser will make the Second Deposit as provided in Paragraph 2. In the event that Purchaser does not timely so notify Seller, Purchaser will be deemed to have concluded that the condition of the Property is not acceptable and to have elected to terminate the transaction, in which event the Deposit will be returned to Purchaser and this Agreement will be terminated without further liability on the part of Seller or Purchaser, other than Purchaser's indemnity contained in Paragraph 8.17 hereof.

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The Review Period will be extended one day for each day beyond  thirty-five (35)
days after full execution hereof that Seller delays in delivering the materials required by clauses (i), (ii) and (iii) of Paragraph 5 hereof. In the event this Agreement is terminated or deemed terminated pursuant to the provisions of this Paragraph, Purchaser agrees (which agreement survives termination) to deliver to Seller a copy of any third party reports prepared at Purchaser's direction with respect to the physical condition of the Property.

      4. Tenant Estoppels. It is a condition precedent to Purchaser's objections hereunder that Seller obtain fully executed Tenant Estoppel Certificates in the form of Exhibit B attached hereto and made a part hereof from (i) Winn-Dixie, Inc., Big "B" Drug Stores, Los Bravos Mexican Restaurant, McDonalds Corporation, SOM Video Wonderland and Cambridge Cleaners and (ii) 80% of all remaining tenants of the Property (computed on the basis of net rentable square feet) ("Other Tenants") and (iii) Tenant Estoppel Certificates executed by Seller on behalf of all Other Tenants who do not furnish Tenant Estoppel Certificates within ten (10) days prior to the Closing hereunder. In the event that (a) Seller does not deliver to Purchaser fully executed Tenant Estoppel Certificates as aforesaid within the time period set forth herein, (b) any Tenant Estoppel Certificate delivered to Purchaser indicates a default by the Landlord under the Lease, which default is not cured by Seller on or prior to Closing or (c) any information contained on any Tenant Estoppel Certificate delivered to Purchaser materially differs from the information set forth in the leases of the Property previously delivered to Purchaser pursuant to the terms of Paragraph 3.2 hereof,
(A) Purchaser will have the right to terminate this Agreement upon notice to Seller given at any time on or prior to Closing and, in such event, the Deposit will be returned to Purchaser and this Agreement will terminate without further liability on the part of Seller or Purchaser, other than Purchaser's indemnity contained in Paragraph 8.17 hereof, or (B) if Purchaser has not terminated this Agreement as aforesaid, the purchase and sale will close without regard to the provisions of this Paragraph 4.

      5. Title and Survey. Upon its execution of this Agreement, Seller will order and promptly upon receipt thereof deliver to Purchaser, (i) a title commitment on the Property issued by the Escrow Holder as agent for CTIC, (ii) copies of all documents relating to title exceptions referred to therein, and
(iii) a current survey meeting the minimum 1992 standard detail requirements for an Urban ALTA/ASCM Land Title Survey, including Items 1-11 of Table A thereof, except Item 5 and Item 6 (except to the extent such matters are customarily shown in surveys in the Atlanta, Georgia metropolitan area). After receiving said preliminary title report, documents, and survey, Purchaser will have fifteen (15) working days in which to notify Seller in writing of any objection Purchaser may have to any exceptions reported in the title report or matter shown on the survey. Seller will use reasonable efforts to cure any reasonable title or survey objections either by removing same or by insurance over such objected-to exception or survey matter, subject to the provisions set forth below. The commitment will be for an ALTA standard form 1992 owners title insurance policy, subject to the standard and general ALTA exceptions and exclusions, in an amount equal to the purchase price. If, prior to Closing, Seller is unable to remove or provide insurance over any exceptions to title or survey matters objected to, and Purchaser is unwilling to take title subject thereto, Purchaser may terminate this

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Agreement.  However,  if such objected-to  exceptions to title or survey matters are not removed or insured over by the date of Closing, Purchaser may elect to discharge any tax, mortgage, financing or mechanic's lien of any amount or any other unpermitted liens, encumbrances, or restrictions which can be discharged by the payment of $10,000 in the aggregate or less and to deduct from the purchase price the amount necessary to do so. Seller agrees to furnish the Escrow Holder with customary affidavits at Closing, enabling the Escrow Holder to waive the general exceptions. If the Closing is not consummated for any reason other than Seller's default, Purchaser will be responsible for any title insurer cancellation charges.

      6.  Representations and Warranties.

            6.1 Representations and Warranties of Seller. As used in this Paragraph 6.1, the phrase "to the best knowledge of Seller" means, and is limited to, the actual knowledge of John Turney and Faye Phillips, Seller's executive and management personnel having ongoing management responsibility with respect to the Property. Seller hereby warrants and represents to Purchaser that John Turney and Faye Phillips are the individuals currently working on behalf of Seller who are most likely to have the information requested by Purchaser and:

                  6.1.1 Status of Seller and Closing Documents. Subject to Paragraph 8.15, that this Agreement has been, and all the documents to be delivered by Seller to Purchaser at Closing will be, duly authorized, executed, and delivered by Seller, will be sufficient to convey title, and this Agreement does not, and will not at Closing, violate any provisions of any agreement to which Seller or the Property is subject. Seller will pay, or credit Purchaser at Closing in an amount equal to, all broker's commissions and tenant improvement costs required to be paid by landlord upon renewal of the following leases if notice of renewal is received by Seller prior to Closing from Big "B" Drug Stores. In addition, if not sooner paid by Landlord to Winn-Dixie, Inc., Seller will credit Purchaser at Closing the amount of approximately $80,000, representing reimbursement due Winn-Dixie, Inc. for store and storefront renovations. Without limiting the generality of anything contained in this Agreement, Purchaser agrees to pay all amounts due on account of the credits given by Seller and to defend, indemnify and hold Seller harmless from its failure to do so as and when required by the terms of the Leases with respect to which the credits are given.

                  6.1.2 Non-Foreign Status. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and that Seller will furnish to Purchaser, prior to Closing, an affidavit in form satisfactory to Purchaser confirming the same.

                  6.1.3 No Default. The execution and delivery of this Agreement, and consummation of the transaction described in this Agreement, will not constitute a default under any contract, lease, or agreement to which Seller is a party.


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                  6.1.4 No Suits.  To the best knowledge of Seller,  there is no action, suit or proceeding pending against or materially adversely affecting the Property or any portion thereof, or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by and federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality.

                  6.1.5 Environmental Condition. Each of the following representations is wholly qualified by (a) any matters disclosed in any materials delivered to Purchaser by Seller pursuant to Paragraph 3.3 above or otherwise, (b) any matters disclosed in any environmental reports or studies obtained by Purchaser, and (c) any other matters known to Purchaser. Subject to the foregoing, Seller represents (but does not warrant), to the best knowledge of Seller:

                        (i) Seller has not released, generated or handled hazardous materials during Seller's ownership of the Property in violation of any applicable laws, nor has Seller knowingly permitted the release, generation or handling of hazardous materials on the Property or the incorporation thereof in any buildings or improvements thereon in violation of any applicable laws; and

                        (ii) Seller has not received any summons, citation, directive, letter or other communication, written or oral, from the United States or Georgia Environmental Protection Agency with respect to the Property.

                  6.1.6 Georgia Income TaxSeller is exempt from payment of Georgia income taxes under Georgia Code Section 48-7-25.

            6.2 Representations and Warranties of Purchaser. Purchaser hereby warrants and represents to Seller that this Agreement has been, and all the documents to be delivered by Purchaser to Seller will be, duly authorized, executed, and are or will be legal, valid, and binding obligations of Purchaser, are or will be enforceable in accordance with their respective terms, and do not, and will not at Closing, violate any provisions of any agreement to which Purchaser is subject and that Solomon Brothers, Prudential Securities and Robinson Humphry are Purchaser's (or its parent corporation's) sole investment advisors with respect to Purchaser's decision to purchase the Property.

            6.3 Continuation. The continued accuracy in all respects of the aforesaid representations and warranties will be a condition precedent to the parties' obligation to close. If any of said representations and warranties are not correct at the time the same is made or as of the Closing, Seller or Purchaser, as its sole remedy, may elect in its discretion to terminate this Agreement and there will be no further liability on the part of either party to the other, except for the obligations of Purchaser pursuant to Paragraph 8.17 hereof.

     6.4 Condition of Property. Except as expressly set forth in this Agreement, Seller has not made and does not hereby make any representations, warranties or other statements as to
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



the condition of the Property and Purchaser acknowledges that at Closing it is purchasing the Property on an "as is" basis and without relying on any representations and warranties of any kind whatsoever, express or implied, from Seller, its agents or brokers as to any matters concerning the Property.

      7.  Closing.

            7.1 Closing of Sale. The purchase and sale contemplated herein will close (herein referred to as the "Closing") at the office of the Escrow Holder, or as otherwise mutually agreed, not later than thirty (30) days after the expiration of the Review Period provided for in Paragraph 3, or at such other time agreed to by Purchaser and Seller. At Closing, Seller will deliver to Purchaser a statutory special warranty deed ("Deed") and the other closing documents required hereunder and a policy of title insurance or later dated marked up commitment for title insurance with only such exceptions as are permitted pursuant to the provisions of Paragraph 5 hereof and Purchaser will cause payment of the purchase price to be made to Seller by wire transfer. The sale (payment of purchase price and delivery of deed) will be closed through escrow with the Escrow Holder in accordance with the general provisions of the usual form of escrow agreement used in similar transactions by the Escrow Holder with special provisions inserted as may be required to conform with this Agreement.

            7.2 Proration,  Adjustments.  Taxes,  rental,  and other income, and operating or other expenses of the Property, will be prorated as of 12:00 Midnight prior to the date of Closing. Any taxes or other expenses of the Property for the period prior to Closing which are payable by tenants of the Property, but are not collected or delinquent as of the Closing, will reduce the credit to Purchaser for such items. Seller will also give Purchaser a credit against the purchase price for all security deposits held pursuant to the leases and all interest due thereon and will assign to Purchaser any other deposits held from tenants. Seller will be entitled to a credit for uncollected, but non-delinquent base rent, capital reimbursements or other income due from tenants, but will not be entitled to credit for delinquent sums at the Closing. Delinquent sums will be considered any sums overdue more than thirty (30) days. Delinquent amounts subsequently paid to Purchaser will be paid by Purchaser to Seller promptly upon receipt; provided that amounts received from tenants by Purchaser will be first applied to current charges, and the balance will be applied to make up delinquencies on a "last-in, first out" basis (i.e., most recent delinquencies relative to receipt of payment are paid first). In the event Seller receives payment of rent and other tenant reimbursements post-Closing for periods post-Closing, Seller will promptly remit such rent and other tenant reimbursement to Purchaser. Upon reconciliation in 1997 of 1996 expenses payable by tenants (whether or not against estimates paid by such tenants during 1996), Purchaser agrees to remit to Seller Seller's share of any amounts thereof collected by Purchaser from tenants who were tenants both before and after the date of Closing, prorated as of 12:00 Midnight prior to the date of Closing. After the Closing, Seller will have no further obligations with respect to any leases or other agreements affecting the Property, including, without limitation, tenant improvement work, leasing commissions and free rent. Purchaser will deliver the purchase price to Seller in good funds by 11:00 a.m. local time on the

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day of Closing.  If Seller  does not receive the funds by such time,  prorations will be made as of Midnight on the day Seller does receive the funds. At Closing, Seller and Purchaser will exchange mutual indemnities in form and substance satisfactory to each in their reasonable discretion, whereby Seller agrees to defend, indemnify and hold Purchaser harmless from all defaults of Seller under the leases of the Property first accruing pre-Closing and Purchaser agrees to defend, indemnify and hold Seller harmless from all defaults of Purchaser under the leases of the Property first accruing at or post-Closing.

            7.3 Proration of Utility Charges. To the extent Seller, as opposed to tenants, is responsible for payment of utility charges, Seller will attempt to have utility meters read as of the Closing Date. To the extent that this is not possible and to the extent that any other obligation for continuing services is incurred, and statements are rendered for such services covering periods both before and after the Closing Date, the amount will be adjusted between the parties as of the Closing Date on a time-elapsed basis. Seller will forward any such statements which it receives to Purchaser and Purchaser will pay the same. Seller will remit to Purchaser its proportionate share immediately upon demand.

            7.4 Closing Costs. Seller will pay (i) one-half of all escrow and/or closing fees of Escrow Holder, (ii) all recordation or transfer taxes, (iii) the cost of the title commitment and policy, (iv) all recording fees to clear Seller's title and, (v) the cost of the survey. Purchaser will pay (i) one-half of all escrow and/or closing fees of Escrow Holder, (ii) the cost of any endorsements to the title policy required by Purchaser, (iii) all deed recording fees, and (iv) all costs of Purchaser's physical inspections of the Property
(environmental, engineering and other) and other due diligence activities. Except as otherwise provided in Paragraph 8.9, each party will be responsible for its own attorneys' and other professional fees. Any other closing costs will be apportioned according to local custom.

            7.5 Possession. Possession of the Property will be delivered to the Purchaser on the date of Closing and Seller will thereupon deliver to Purchaser the originals of all leases for tenants of the Property, all correspondence with tenants and any tenant ledger cards, supplies and advertising materials, booklets, keys, or other items used in connection with operation of the Property.

            7.6 Closing Documents. As part of the Closing, Seller will deliver to Purchaser: (a) the Deed; (b) an affidavit in customary form that Seller is not a "foreign person" within the meaning of Section 1445(e) of the Internal Revenue Code of 1986; (c) such affidavits as are customarily required by Escrow Holder in connection with issuance of the owner's title insurance policy; (d) assignment of leases; (e) an assignment of contracts; (f) an assignment of warranties; (g) the mutual indemnities described in Paragraph 7.2 hereof; and
(h) a bill of sale conveying all personal property of Seller, if any, located at the Property and used in connection with the maintenance or operation thereof;
(i) an Audit Representation Letter in the form of Exhibit C attached hereto and made a part hereof; (j) a Broker Lien Waiver as required by Georgia law; and

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(k) whatever  documentation is necessary to establish that Seller is exempt from
Georgia income tax withholding.

      8.  Miscellaneous.

            8.1 Modifications. This Agreement may be amended only in writing and supersedes any and all agreements between the parties hereto regarding the Property which are prior in time to this Agreement.

            8.2 Casualty and Condemnation. If the improvements on the Property are destroyed or damaged to the extent that repairs cost in excess of $100,000 or in the event such destruction or damage is of such a degree as to permit any tenant of the Property to terminate its lease, or if condemnation proceedings are commenced against the Property between the date hereof and the Closing, Purchaser may terminate this Agreement. If Purchaser elects to accept the Property in its then condition, all proceeds of insurance (plus the applicable deductible) or condemnation awards payable to Seller by reason of such damage or condemnation will be paid or assigned to Purchaser. In the event of any other damage to the Property, which damage Seller is unwilling to repair prior to Closing, Purchaser will accept the Property in its then condition, in which case Purchaser will be entitled to a reduction in the purchase price to the extent of the cost of repairing such damage, as certified by an independent contractor selected by the parties. In the event of any damage where Purchaser does not have the right to terminate or elects not to terminate and Seller elects to repair such damage, the date of Closing will be delayed for the number of days required to repair the damage.

            8.3  Time of Essence.  Time is of the essence of this Agreement.

            8.4 Notices. All tenders and any notice required or permitted to be given under this Agreement must be in writing and will be deemed to have been given as of: (a) the date of personal delivery; (b) two days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, if a response is required to such tender or notice; otherwise, upon deposit; (iii) the date of receipt if successfully sent by facsimile transmission during business days between 8:00 a.m. and 6:00 p.m. in the time zone of the recipient; or, (iv) when delivered by a private contract carrier, as the case may be and addressed as follows:

            If to Purchaser:        RRC Acquisitions, Inc.
                       121 West Forsythe Street, Suite 200
                           Jacksonville, Florida 32202
                        Facsimile Number: (904) 634-3428


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            with a copy to:         Ulmer, Murchison, Ashby & Taylor
                      200 West Forsythe Street, Suite 1600
                                    P.O. Box 479
                           Jacksonville, Florida 32201
                                    Attn: William E. Scheu
                        Facsimile Number: (904) 354-9100

            If to Seller:           The RREEF Funds
            ------------
                                    875 North Michigan Avenue
                                    Suite 4114
                                    Chicago, Illinois  60610
                                    Attn:  John Turney
                                    Facsimile Number: (312) 266-9346

            with a copy to:         D'Ancona & Pflaum
                                    30 North LaSalle Street
                                    Suite 2900
                                    Chicago, Illinois  60602
                                    Attn: Michael D. Miselman
                                    Facsimile Number:  (312) 580-0923

            If to Escrow Holder:    Slutzky, Wolfe & Bailey
                                    2255 Cumberland Parkway
                                    Building 1300
                                    Atlanta, Georgia   30339
                                    Attn: Bernard L. Wolfe, Esq.
                                    Facsimile Number: (770) 438-9657

Either party may by notice to the other designate a different address. Any notice sent by registered or certified mail will be deemed effective two days after deposit thereof, as aforesaid.

            8.5 Successors and Assigns. This Agreement is be binding upon and inures to the benefit of the heirs, successors, and assigns of the parties hereto, provided Purchaser may not assign its rights or obligations hereunder without the prior written consent of Seller. Notwithstanding the foregoing, but provided the sale to an assignee hereinafter referred to does not cause this transaction to be a prohibited transaction as described in paragraph 8.16, Purchaser has the right to assign this Agreement and Purchaser's rights and obligations hereunder to any entity owned or controlled by or under common control with Purchaser or any principal of Purchaser.

            8.6 Governing Law. The performance and interpretation of this Agreement will be controlled by the law of the State in which the Property is located.


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                                      9

            8.7 Continuation Until Closing. Between the date of execution of this Agreement and the Closing, Seller will keep and perform all of the obligations to be performed by landlord under any leases or applicable laws. Seller will not permit or consent to any new leases, amendments, or subleases without first submitting them to Purchaser for Purchaser's approval, which approval will not be unreasonably withheld. Purchaser will have five (5) working days to notify Seller of its approval of such leases, amendments, or subleases, and in the event that Purchaser does not so notify Seller, the leases, amendments or subleases, as the case may be, will be deemed approved. Seller will maintain or cause the tenants to maintain the Property and personal property in condition at least as good as at the time of this Agreement and will otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property.

            8.8 Brokers. Seller and Purchaser each (a) represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement other than the parties, if any, to be paid a commission as specified in Paragraph 8.11, and (b) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs, or expenses (including attorneys' fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

            8.9 Attorneys' Fees. If any action is brought by either party against the other party, the party in whose favor final judgment is entered will be entitled to recover court costs incurred and reasonable attorneys' fees, at trial, upon appeal and on any petition for review.

            8.10 Remedies for Non-Performance. If Seller defaults hereunder, Purchaser may terminate this Agreement or enforce specific performance of this Agreement. If said sale is not consummated because of a default under this Agreement solely on the part of Purchaser, the Deposit will be paid to and retained by Seller as liquidated damages. The parties have agreed that, in the event of such a default by Purchaser, Seller's damages would be extremely difficult or impracticable to determine. Therefore, by placing their initials below, the parties acknowledge that the Deposit has been agreed upon, after negotiation, as the parties' reasonable estimation of Seller's damages, Seller's exclusive remedy against Purchaser, at law or in equity in the event of such a default under this Agreement solely on the part of Purchaser and as full liquidated damages pursuant to Official Code of Georgia Annotated ss. 13-6-7. Purchaser covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default. This provision expressly survives termination of this Agreement.

                        INITIALS: SELLER _________   PURCHASER ________

            8.11 Broker's Commission. Seller will be responsible for brokerage commissions payable to Ben Carter Properties, the listing broker. Regency Realty Group, Inc., the cooperating broker, will be paid whatever commission is due it from the commission Seller pays to the listing broker.


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                                      10

            8.12 Continuation and Survival of Covenants. All representations and warranties by the respective parties contained in this Agreement or made in writing pursuant to this Agreement are intended to and will be true and correct as of the Closing. None of Seller's representations and warranties contained herein, nor any claims, damages or injury for the breach thereof, will survive the date of Closing.

            8.13 Merger of Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter of this Agreement.

            8.14 Invalidity of Provisions. In the event any provisions of this Agreement are declared invalid or are unenforceable for any reason, such provisions will be deleted from such document and will not invalidate any other provision.

            8.15  Seller's Investment Approval.  INTENTIONALLY DELETED.

            8.16 ERISA. Within ten (10) days after full execution of this Agreement, Purchaser will furnish to Seller all information regarding Purchaser, its affiliates and the shareholders or partners of each of them (collectively, the "Purchaser Related Parties") as Seller requests in order to enable Seller to determine to Seller's sole satisfaction that the transaction contemplated hereby will not constitute a sale to a "party-in-interest" within the meaning of
Section 3(14) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), with respect to any investor in Seller. Purchaser agrees not to assign this Agreement to any person on entity Seller believes in good faith to be a "party-in-interest". Any such attempted assignment will be null and void.

            8.17 Entry and Indemnity. In connection with any entry by Purchaser, or its agents, employees or contractors onto the Property, Purchaser agrees to give Seller reasonable advance notice of such entry and agrees to conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller's business and the business of Seller's tenants and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser agrees to give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller will approve or disapprove the proposed testing within three (3) business days after receipt of such notice. If Purchaser or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Purchaser will provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Purchaser will offer the opportunity for Seller or its representative to be present to observe any testing or other inspection performed on the Property. Purchaser will promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Purchaser or its agents, employees or contractors. Purchaser will maintain, and agrees to assure that its

79025/4
                                      11
contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Purchaser, its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Purchaser will provide Seller with evidence of such insurance coverage upon request by Seller. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys' fees) arising out of or relating to any entry on the Property by Purchaser, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including without limitation damage to the Property or release of hazardous substances or materials onto the Property. The foregoing indemnity will survive beyond the Closing, or if the sale is not consummated, beyond the termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.


SELLER:

RREEF MA-II Cambridge Square, Inc., a
Delaware corporation

By:   ________________________
      John Turney, an authorized
      representative

Dated:__________________________
PURCHASER:

RRC Acquisition, Inc., a Florida
corporation

By:_____________________________
      Name: _______________________
      Its:___________________________

Dated:__________________________



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                                      12

                                   EXHIBIT A

TRACT I

All that tract or parcel of property lying and being in Land Lots 301, 302, 305 and 306 of the 18th District of DeKalb County, Georgia, and being more particularly described as follows:

TO FIND THE POINT OF BEGINNING commence at a point at the intersection of the northeastern side of Johnson Ferry Road (Johnson Ferry Road having a 100 foot right-of-way) with the southwestern side of Ashford-Dunwoody Road (Ashford-Dunwoody Road having an 80 foot right-of-way); thence in a northwesterly direction along the northern right-of-way line of Johnson Ferry Road and following the curvature thereof a distance of 271.7 feet to an iron pin and the POINT OF BEGINNING; thence in a westerly direction along the northern right-of-way line of Johnson Ferry Road and following the curvature thereof a distance of 328.0 feet to a point; continuing thence along said right-of-way south 84 degrees 48 minutes 40 seconds west a distance of 480.00 feet to a point; thence leaving said right-of-way north 04 degrees 14 minutes 0 seconds east 486.26 feet to a marker; thence north 84 degrees 53 minutes 0 seconds east a distance of 533.0 feet to a point; thence north 67 degrees 0 minutes 0 seconds east a distance of 215.0 feet to an iron pin on the southwestern side of Ashford-Dunwoody Road; thence in a southeasterly direction along the southwest side of Ashford-Dunwoody Road south 22 degrees 45 minutes 0 seconds east a distance of 459.9 feet to an iron pin; thence leaving said right-of-way south 84 degrees 53 minutes west a distance of 150.0 feet to a point; thence south 05 degrees 07 minutes east a distance of 138.7 feet to the POINT OF BEGINNING.

TRACT II

All that tract or parcel of property lying and being in Land Lots 301 and 306 of the 18th District of DeKalb County, Georgia, and being more particularly described as follows:

BEGINNING at a point in the northeasterly line of the Johnson Ferry Road (100 foot right-of-way) said point being distant 50.68 feet, northwesterly, from its intersection with the southwesterly line of Ashford-Dunwoody Road (80 foot right-of-way) if said right-of-way lines were projected to an intersection; thence, Northwesterly, along the northeasterly line of Johnson Ferry Road on a curve to the left, having a radius of 1050.00 feet an arc distance of 221.02 feet, to a point; thence north 05 degrees 07 minutes west a distance of 138.70 feet to a point; thence north 84 degrees 53 minutes east a distance of 150.00 feet to a point in the southwesterly right-of-way line of Ashford-Dunwoody Road; thence, south 22 degrees 56 minutes east a distance of 30.65 feet to a point of curvature; thence still along the southwesterly line of Ashford-Dunwoody Road, on a curve to the left, having a radius of 1530.3 feet, an arc distance of
176.10 feet to a point; thence, southwesterly on a curve to the right, having a radius of 50.00 feet an arc distance of 22.08 feet to the POINT OF BEGINNING.

Excepting therefrom that part thereof described as follows:

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



All that tract or parcel of land lying and being in Land Lot 301 of the 18th District of DeKalb County, Georgia, and more particularly described as follows:

BEGINNING at an iron pin placed at the northerly right of way of Johnson Ferry Road, a 100- foot right of way, in a location such that said iron pin is 59.51 feet perpendicular from the centerline of Ashford-Dunwoody Road, run thence along a curve on said right of way of Johnson Ferry Road an arc distance of
220.83 feet, said curve having a chord bearing of north 77 degrees 53 minutes 00 seconds west for 220.62 feet and a radius of 1450.00 feet, to an iron pin found; thence north 6 degrees 47 minutes 00 seconds west a distance of 138.70 feet to an iron pin placed; thence north 83 degrees 13 minutes 00 seconds east a distance of 150.00 feet to an iron pin placed on the southwesterly right of way of Ashford-Dunwoody Road, an 80-foot right of way; thence along said right of way south 24 degrees 36 minutes 00 seconds east a distance of 30.65 feet to a nail placed in asphalt; thence along said right of way along a curve an arc distance of 176.03 feet, said curve having a chord bearing of south 27 degrees 53 minutes 48 seconds east for 176.00 feet and a radius of 2741.40 feet to an iron pin placed; thence along a curve an arc distance of 22.08 feet, said curve having a chord bearing south 33 degrees 07 minutes 30 seconds west for 21.90 feet and a radius of 50.00 feet, to the POINT OF BEGINNING.



79025/4

                                   EXHIBIT B

                                ESTOPPEL LETTER



RRC Acquisitions, Inc.
c/o The RREEF Funds
875 N. Michigan Avenue
Suite 4114
Chicago, IL  60611

Re:   Cambridge Shopping Center     Store:
      Atlanta, Georgia              Tenant:


Ladies and Gentlemen:

      The undersigned (Tenant) has been advised you may purchase the above Shopping Center, and we hereby confirm to you that:

1. The undersigned is the Tenant of ___________________, Landlord, in the above Shopping Center, and is currently in possession and paying rent on the premises known as Store No. ______ [or Address: ______________________________], and
containing approximately ___________ square feet, under the terms of the lease dated _________________________, which has (not) been amended by amendment dated ___________________ (the "Lease"). There are no other written or oral agreements between Tenant and Landlord. Tenant neither expects nor has been promised any inducement, concession or consideration for entering into the Lease, except as stated therein, and there are no side agreements or understandings between Landlord and Tenant.

     2. The term of the Lease commenced on ____________, expiring on ___________, with options to extend of ______________ (____) years each.

      3.    As of _______________, monthly minimum rental is $_______________ a month.

      4. Tenant is required to pay its pro rata share of Common Expenses and its pro rata share of the Center's real property taxes and insurance cost. Current additional monthly payments for expense reimbursement total $_________ per month for common area maintenance, property insurance and real estate taxes.

      5. Tenant has given [no security deposit] [a security deposit of $__________].


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



      6. No payments by Tenant under the Lease have been made for more than one (1) month in advance, and minimum rents and other charges under the Lease are current.

      7. All matters of an inducement nature and all obligations of the Landlord under the Lease concerning the construction of the Tenant's premises and development of the Shopping Center, including without limitation, parking requirements, have been performed by Landlord.

      8. Tenant knows of no default by either Landlord or Tenant under the Lease, and knows of no situations which, with notice or the passage of time, or both, would constitute a default. Tenant has no rights to off-set or defense against Landlord as of the date hereof.

      9. The undersigned has not entered into any sublease, assignment or any other agreement transferring any of its interest in the Lease or the Premises except as follows:__________________________________.

     10. Tenant has not generated, used, stored, spilled, disposed of, or released any hazardous substances at, on or in the Premises. "Hazardous Substances" means any flammable, explosive, toxic, carcinogenic, mutagenic, or corrosive substance or waste, including dry cleaning solvents and volatile petroleum products and derivatives. To the best of Tenant's knowledge, no asbestos or polychlorinated biphenyl ("PCB") is located at, on or in the Premises. The term "Hazardous Substances" does not include those materials which are technically within the definition set forth above but which are contained in pre-packaged office supplies, cleaning materials or personal grooming items or other items which are sold for consumer or commercial use and typically used in other similar buildings or space.

The undersigned makes this statement for your benefit and protection with the understanding that you intend to rely upon this statement in connection with your intended purchase of the above

79025/4
described Premises from Landlord. The undersigned agrees that it will, upon receipt of written notice from Landlord, commence to pay all rents to you or to any Agent acting on your behalf.

                                    Very truly yours,


                                    ----------------------------------------
                                    ________________________________(Tenant)

Mailing Address:

_____________________________       By:____________________________________
                                          Its:______________________________
-----------------------------


79025/4

                                   EXHIBIT C

                          AUDIT REPRESENTATION LETTER

79025/4